Exhibit 99.1

Evofem Biosciences Closes $80 Million Financing Transaction
with PDL BioPharma and Other Long-time Investors

- Strategic financing to advance the commercialization of Evofem’s lead asset, Amphora® -

SAN DIEGO, Calif. and INCLINE VILLAGE, Nev., June 10, 2019 - Evofem Biosciences, Inc. (NASDAQ: EVFM) (Evofem), a clinical-stage biopharmaceutical company, and PDL BioPharma, Inc. (Nasdaq: PDLI) (PDL) today announced the closing of the second tranche for $50 million of an aggregate $80 million strategic financing from PDL and existing Evofem investors, Invesco Asset Management, LTD. (Invesco) and Woodford Investment Management (WIM). The initial $30 million investment from PDL closed in April 2019.
“This investment from PDL and the support from two long-time investors enables us to execute our commercialization strategy for Amphora® and to prepare for its anticipated launch as the first-in-class Multipurpose Vaginal pH Regulator for hormone-free birth control in the second quarter of 2020, assuming FDA approval,” said Saundra Pelletier, CEO of Evofem Biosciences. “Amphora could positively impact the lives of the 16 million women of reproductive age in the U.S. who do not want to conceive but are doing nothing to prevent pregnancy and also be an enticing alternative for the additional 28 million women who may have concerns about hormone exposure.”
Dominique Monnet, President and CEO of PDL, commented, “We at PDL are excited to support the anticipated launch of Amphora and the growth of Evofem into a leading women’s health company. This important transaction exemplifies our mission to create value for both patients and our shareholders by enabling our partner companies to maximize the potential of novel therapeutics that address underserved medical needs.” In conjunction with this transaction, Mr. Monnet has been appointed to the Evofem Board of Directors.
The planned re-submission of the Amphora New Drug Application for prevention of pregnancy is expected in the fourth quarter of 2019, with potential FDA approval in the second quarter of 2020. Evofem also remains on track to report top-line data this fall from an ongoing Phase 2b clinical trial of Amphora for the prevention of chlamydia and gonorrhea in women.
This $50 million investment is the second and final tranche associated with the securities purchase agreement executed in April 2019 and was made on the same terms as the initial $30 million investment. PDL, Invesco and WIM invested approximately $30 million, $10 million and $10 million, respectively, to acquire 6,666,667, 2,222,222 and 2,222,222 shares, respectively, at a price of $4.50 per share, which represented a 26% premium to the per share market price at the time the securities purchase agreement was signed. Associated with this second tranche, the Company issued warrants to PDL, Invesco and WIM to purchase up to 1,666,667, 555,556 and 555,556 shares of Evofem common stock, respectively, which are exercisable for seven years beginning six months after the issuance date at an exercise price of $6.38. The warrant terms are identical to those issued in connection with the previous April 2019 financing.
Wells Fargo Securities acted as exclusive placement agent in this transaction. Piper Jaffray acted as advisor to Evofem’s Board of Directors.

About Evofem Biosciences
Evofem Biosciences, Inc., is a clinical-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health. The Company is leveraging its proprietary Multipurpose Vaginal pH Regulator (MVP-R™) platform to develop Amphora® (L-lactic acid, citric acid and potassium bitartrate). Amphora is designed to regulate vaginal pH within the normal range of 3.5 to 4.5. This maintains an acidic environment which is inhospitable to sperm as well as certain viral and bacterial pathogens associated with STIs but is integral to the survival of healthy bacteria in the vagina. Evofem plans to resubmit the Amphora New Drug Application (NDA) for hormone-free, woman-controlled birth control in the fourth quarter of 2019. The MVP-R is also in development to prevent urogenital acquisition of certain sexually transmitted infections.
For more information, please visit www.evofem.com.

NOTE: Amphora® is a registered trademark and MVP-R™ is a trademark of Evofem Biosciences, Inc.

About PDL BioPharma
PDL's mission is to improve the lives of patients and create value for our shareholders and our people by applying our capital and expertise for the successful development and commercialization of innovative therapeutics by our partner companies.  We deliver on our mission by entering into strategic transactions involving innovative late clinical-stage or early commercial-stage therapeutics with attractive revenue growth potential.

NOTE:  PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the timing of the planned Amphora NDA resubmission for prevention of pregnancy, potential FDA approval of Amphora, and the potential commercial launch of Amphora, the anticipated results of the Phase 2b clinical trial of Amphora to prevent urogenital acquisition of Chlamydia trachomatis and Neisseria gonorrhea in women, and any expected completion date or general timing for this clinical trial. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of Evofem Biosciences' and PDL BioPharma’s respective assets and business are disclosed in the risk factors contained in their respective Annual Reports on Form 10-K filed with the Securities and Exchange Commission and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. Evofem Biosciences and PDL BioPharma do not undertake any duty to update any forward-looking statement except as required by law.

Contacts
For Evofem Biosciences

Investor Relations	Media
Amy Raskopf	Greg Jawski
Evofem Biosciences, Inc.	Porter Novelli
araskopf@evofem.com	Greg.jawski@porternovelli.com
M: (917) 673-5775	M: (917) 749-4964

For PDL BioPharma

Peter Garcia, CFO	Jody Cain, SVP
775-832-8500	LHA Investor Relations
Peter.garcia@pdl.com	310-691-7100
jcain@lhai.com

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